EXHIBIT 99.1

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CTI Enters Into Agreement with Bayer Schering Pharma for

Access to Phase III Zevalin® FIT Trial Data for Potential U.S.

Supplemental Marketing Application

Access to data may provide potential for label expansion in the U.S.

June 18, 2008 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) announced today an agreement with Bayer Schering Pharma to gain access to Bayer’s phase III Zevalin® ([90Y]-ibritumomab tiuxetan) First-line Indolent Trial, FIT data. CTI expects that the data from the trial will be appropriate for CTI to begin discussions with the U.S. Food and Drug Administration (FDA) regarding the potential for a supplemental Biologics License Application (sBLA) for Zevalin based on Bayer’s trial results. Based on these data the European Medicines Commission recently approved Zevalin for use as consolidation therapy after remission induction in previously untreated patients with follicular lymphoma. The benefit of Zevalin following rituximab in combination with chemotherapy has not been established.

CTI acquired the U.S. sales and marketing rights to Zevalin in December of 2007 from Biogen Idec. Zevalin is currently approved in the United States for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma (NHL), including patients with rituximab refractory follicular NHL. Zevalin is also indicated, under accelerated approval, for the treatment of relapsed or refractory, rituximab-naïve, low-grade and follicular NHL based on studies using an endpoint of overall response rate, which is a surrogate for progression free survival. Studies to determine whether the Zevalin therapeutic regimen confers an effect on progression-free survival are ongoing.

The FIT study, which evaluated the use of Zevalin as first-line consolidation therapy in follicular lymphoma patients, was sponsored by Bayer Schering Pharma AG, who has exclusive rights to Zevalin in all countries of the world except the U.S. CTI has now entered into an agreement with Bayer Schering Pharma to get access to this data. Under the terms of the agreement, CTI will make an initial payment to Bayer Schering Pharma with an additional payment upon FDA approval of a sBLA for Zevalin based on the FIT trial results. CTI also will pay Bayer royalties on net product sales up to a specified aggregate amount.

“We believe that gaining access to these important Zevalin trial data and regulatory documents will allow for the potential to expand the label in the U.S. to include consolidation of first-line therapy, as Bayer Schering Pharma did in Europe, and may give more patients access to the potential benefits of Zevalin,” said James A. Bianco, M.D., President and CEO of Cell Therapeutics. “We are pleased with Bayer’s willingness to support our efforts to potentially broaden U.S. patient access to this important therapeutic, and delighted to be working with such a talented group of dedicated healthcare professionals.”

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Cell Therapeutics has requested a meeting with the Food and Drug Administration (FDA) to discuss expanding the label for Zevalin in the U.S. to include consolidation following first-line treatment of follicular lymphoma based on the FIT trial data. If approved, this new indication has the potential to increase the market for Zevalin in the U.S.

About the Phase III First-line Indolent (FIT) Trial

The multinational, randomized phase III First-line Indolent Trial (FIT) evaluated the benefit and safety of a single infusion of Zevalin in patients with CD20-positive follicular lymphoma who had achieved a partial remission or a complete remission after receiving standard first-line chemotherapy regimens. The FIT trial results were presented in one oral and two poster presentations at the American Society of Hematology (ASH) conference in December 2007. The FIT trial demonstrated that when used as a first-line consolidation therapy for patients with follicular lymphoma, Zevalin significantly improved the median progression-free survival time from 13.5 months (control arm) to 37 months (p<0.0001).

The primary investigators of the study concluded that Zevalin consolidation of first remission in advanced stage follicular lymphoma is highly effective, resulting in a total complete response (CR + CRu) rate of 87 percent and prolongation of median progression-free survival (PFS) by approximately two years, with a toxicity profile comparable to that seen with Zevalin’s use in approved indications. Zevalin-treated patients had reversible Grade 3 or 4 hematologic side effects including neutropenia in 67 percent, thrombocytopenia in 61 percent, and anemia in 3 percent. Nonhematologic toxicities were 23.5% Grade 3, and Grade 3/4 infection was 7.9%.

About Zevalin®

Zevalin® (Ibritumomab Tiuxetan) is a form of cancer therapy called radioimmunotherapy and is indicated as part of the Zevalin therapeutic regimen for treatment of relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma, including patients with rituximab refractory follicular NHL. Zevalin is also indicated, under accelerated approval, for the treatment of relapsed or refractory, rituximab-naïve, low-grade and follicular NHL based on studies using a surrogate endpoint of overall response rate nonhematologic toxicities were 23.5% Grade 3, and Grade 3/4 infection was 7.9%. It was approved by the FDA in February of 2002 as the first radioimmunotherapeutic agent for the treatment of NHL.

Rare deaths associated with an infusion reaction symptom complex have occurred within 24 hours of rituximab (Rituxan®) infusions. Yttrium-90 Zevalin administration results in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions have been reported. The most serious adverse reactions of the Zevalin therapeutic regimen were primarily hematologic, including neutropenia, thrombocytopenia and anemia. Infusion-related toxicities were associated with pre-administration of rituximab. The risk of hematologic

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toxicity correlated with the degree of bone marrow involvement prior to Zevalin therapy. Myelodysplasia or acute myelogenous leukemia was observed in 2 percent of patients (8 to 34 months after treatment). Zevalin should only be used by health care professionals qualified by training and experience in the safe use of radionuclides.

Patients and healthcare professionals can visit www.zevalin.com for more information.

About Non-Hodgkin’s Lymphoma

Non-Hodgkin’s lymphoma (NHL) is caused by the abnormal proliferation of white blood cells and normally spreads through the lymphatic system, a system of vessels that drains fluid from the body. NHL can be broadly classified into two main forms – aggressive NHL, a rapidly spreading acute form of the disease, and indolent NHL, which progresses more slowly. According to the SEER CanQuest Database and the American Cancer Society, in 2005, the prevalence of indolent NHL in the United States was 282,025 with 24,490 newly diagnosed patients. The prevalence of aggressive NHL in the United States was 99,880 with 31,900 newly diagnosed patients.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.celltherapeutics.com.

On Wednesday, June 18, 2008, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific, members of Cell Therapeutics, Inc.’s (CTI) (NASDAQ and MTA: CTIC) management team will host a conference call to discuss the company’s recent agreement to access the Zevalin® FIT trial data from Bayer Schering Pharma.

Conference Call Numbers

Wednesday, June 18

8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time

1-800-240-7305 (US Participants)

1-303-262-2140 (International)

Call-back numbers for post-listening available at 11:30 a.m. Eastern:

1-800-405-2236 (US Participants)

1-303-590-3000 (International)

Passcode: 11116122#

Live audio webcast at www.celltherapeutics.com will be archived for post listening approximately two hours after call ends.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of Zevalin include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with Zevalin in particular including, without limitation, the potential failure of the Zevalin FIT data to be suitable for submission or acceptable to the FDA for this expanded indication, determinations by regulatory, patent and

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administrative governmental authorities, competitive factors, technological developments, and costs of developing, producing and selling Zevalin. There is also a risk that even if label expansion of Zevalin is approved, it may not result in a significant market increase for the drug due to the presence of other treatment options, failure to gain market acceptance and other factors. In addition, there is a risk that we may not be able to recognize the full expected value of Zevalin in future years. You should also review the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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